Exhibit 7.13

INTERIM INVESTORS AGREEMENT

This Interim Investors Agreement (the “Agreement”) is made as of December 17, 2007 by and among Marlin HoldCo LP, a Delaware limited partnership (“Parent”), Marlin MergeCo Inc., a North Carolina corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and the other parties appearing on the signature pages hereto (the “Investors”).

RECITALS

    1.   On the date hereof, Parent, Merger Sub and Waste Industries USA, Inc., a North Carolina corporation (the “Company”), have executed an Agreement and Plan of Merger (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”).

    2.    Each of the Investors has executed a letter agreement in favor of Parent in which each such Investor has agreed, subject to the terms and conditions set forth therein, to make an equity investment in Parent at the Closing (as defined below), in the form of a cash investment and/or through a contribution of shares of common stock of the Company, and certain of such Investors also have agreed, subject to the terms and conditions set forth therein, to purchase for cash senior subordinated mezzanine loan notes to be issued by Marlin MidCo Inc. (“Marlin MidCo”) at the Closing (each, a “Commitment Letter”).

    3.    The Investors and Parent wish to agree to certain terms and conditions that will govern the actions of Parent, Merger Sub and the relationship among the Investors with respect to the Merger Agreement and the Commitment Letters, and the transactions contemplated by each.

AGREEMENT

Therefore, the parties hereto hereby agree as follows:

1.  EFFECTIVENESS; DEFINITIONS.

1.1  Effectiveness.  This Agreement shall become effective on the date hereof and shall terminate (except with respect to Sections 1.1, 1.2, 2.2, 2.6.1, 2.7, 2.9, 2.10 and Articles 3 and 4) upon the earlier of (i) the closing of the Merger under the Merger Agreement (the “Closing”) and (ii) the termination of the Merger Agreement; provided that any liability for failure to comply with the terms of this Agreement shall survive such termination.

1.2  Definitions.  Certain terms are used in this Agreement as specifically defined herein.   Capitalized terms used herein but not defined herein shall have the meanings given to them in the Merger Agreement.

2.  AGREEMENTS AMONG THE INVESTORS.

2.1  Actions of Parent and Actions Under the Merger Agreement. Subject to the terms and conditions of this Agreement and the Merger Agreement, the Sponsor Investors, acting jointly, shall administer the operations of Parent, Marlin MidCo and Merger Sub between the date hereof and the Closing Date and shall cause Parent and Merger Sub to take any action or refrain from taking any action in order for Parent and Merger Sub to comply with their obligations under the Merger Agreement, including satisfying the conditions to Closing specified in Sections 6.1 and 6.2 of the Merger Agreement, and exercising their rights under the Merger Agreement, including the right to cause Parent to terminate the Merger Agreement or not effect the Closing if either Sponsor Investor determines that one or more closing conditions set forth in Sections 6.1 or 6.3 of the Merger Agreement have not been satisfied. Except as contemplated in the previous sentence, any Material Decision of Parent and Merger Sub that is to be taken or refrained from being taken in connection with the transactions contemplated by the Merger Agreement shall require approval from the Requisite Investors.   A “Material Decision” is a material decision that Parent or Merger Sub must make in connection with the transactions contemplated by the Merger Agreement other than as contemplated in the first sentence of this Section 2.1, which material decisions include, without limitation, a proposed modification to the Merger Consideration, a waiver of compliance by the Company with any of its representations or warranties or covenants contained in the Merger Agreement (including any timeframe by which the Company is required to comply with an action set forth in the Merger Agreement), any other material amendment or waiver to the Merger Agreement, a modification to any material term of the Debt Financing and the settlement, or the consent to settlement, of any litigation instituted  after the date hereof with respect to the Merger Agreement, the Merger or actions taken in furtherance thereof.

2.2  Breach of Commitment.

2.2.1  If, following satisfaction or valid waiver of the closing conditions set forth in Sections 6.1 and 6.3 of the Merger Agreement as determined in accordance with Section 2.1 hereof, any Sponsor Investor is unable or unwilling to fund its Commitment upon the Closing as required by the terms of such Sponsor Investor’s Commitment Letter, as evidenced in writing to the other Investors, fails upon request of the Funding Majority (defined below) to confirm promptly in writing its ability and willingness to fund timely its Commitment in accordance with its Commitment Letter, and/or does not timely fund its Commitment as required by the terms of such Sponsor Investor’s Commitment Letter (a “Non-Funding Sponsor”), then Parent, acting at the direction of the Investors that collectively hold a majority of the Commitments and who are willing and able to fund their respective Commitments upon the Closing (the “Funding Majority”), may elect to terminate the participation of the Non-Funding Sponsor(s) in the transactions contemplated by the Merger Agreement by written notice at any time and, in the event the Merger is not consummated, recover from such Non-Funding Sponsor(s) all Expenses of the other Investors incurred before such termination of participation of the Non-Funding Sponsor(s).

2.2.2  If, following satisfaction or valid waiver of the closing conditions set forth in Sections 6.1 and 6.3 of the Merger Agreement as determined in accordance with Section 2.1 hereof, any Rollover Investor is unable or unwilling to fund its Commitment upon the Closing as required by the terms of such Rollover Investor’s Commitment Letter, as evidenced in writing to the other Investors, fails upon request of the Funding Sponsors  (defined below) to confirm promptly in writing its ability and willingness to fund timely its Commitment in accordance with its Commitment Letter, and/or does not timely fund its Commitment as required by the terms of such Rollover Investor’s Commitment Letter (a “Non-Funding Rollover Investor”),  then Parent, acting at the direction of the Sponsor Investors who are willing and able to fund their respective Commitments upon the Closing (the “Funding Sponsors”), may elect, as to any Non-Funding Rollover Investor, (a) to terminate the participation of such Rollover Investor in the transactions contemplated by the Merger Agreement by written notice at any time and, in the event the Merger is not consummated, recover from such Rollover Investor all Expenses of the other Investors incurred before such termination of participation of such Rollover Investor; or (b) seek specific performance of  such Rollover Investor’s Commitment Letter (i.e., contribution of shares of common stock of the Company and/or of cash as specified in such Commitment Letter) and of such Rollover Investor’s obligations under this Agreement, together with recovery from such Rollover Investor of all costs incurred by Parent in seeking such specific performance, provided that upon such specific performance and cost recovery such Rollover Investor shall receive the benefits of such Commitment Letter and of this Agreement.  Parent, acting at the direction of the Funding Sponsors, may elect pursuant to the preceding sentence to pursue different remedies with respect to different Rollover Investors that have breached their obligations under the Commitment Letter as described above; provided, however, that Parent, acting at the direction of the Funding Sponsors, shall not pursue an available remedy against any such Rollover Investor unless it also pursues an available remedy against each other Rollover Investor that has breached its obligations under the Commitment Letter as described above.

2.3  Debt Financing.  The Funding Sponsor(s), acting jointly if both Sponsor Investors are Funding Sponsors, shall cause Merger Sub to, and the Investors shall seek to cause the Company to, enter into and borrow under the definitive agreements relating to the debt financing to be provided at the Closing on the terms set forth in the Debt Commitment Letters and in any amendments or modifications thereto that may be approved by the Requisite Investors.

2.4  Share Purchase.  In connection with, and immediately prior to, the Merger, the Sponsor Investors agree to purchase from certain Rollover Investors and/or their successor or assigns as provided herein (the “Selling Investors”), and the Selling Investors shall sell to the Sponsor Investors (pro rata based on the Common Equity Commitments of each Sponsor Investor) (the "Sale") free and clear of all Liens (except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States), the number of shares of Company Common Stock set forth on Schedule A hereto (the "Shares") .  The Rollover Investors as set forth on Schedule A commit to sell those Shares beside each Rollover Investor’s name on Schedule A, but such Rollover Investor may assign such right to sell some or all of the same number of Shares to another Company shareholder that is part of the attribution group under Internal Revenue Code Section 318 of such Rollover Investor. No other rights under this Agreement of a Rollover Investor may be assigned to such other Company shareholder or any other Person, except as expressly permitted herein.  The Sponsor Investors agree to pay such Selling Investors the per share cash Merger Consideration for each Share sold to the Sponsor Investors.  Each Rollover Investor identified on Schedule A owns of record as of the date hereof, and each Selling Investor will own immediately prior to the consummation of the Sale, all of the Shares listed opposite his or its name on Schedule A hereto. Each Rollover Investor owns (and each Selling Investor will own immediately prior to the Sale) all such Shares free and clear of any Lien (except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States).  Each Rollover Investor has (and each Selling Investor will have at the time of the Sale) sole voting power and sole power of disposition with respect to all such Shares, with no restrictions on such Rollover Investor’s (or Selling Investor's as the case may be) rights of voting or disposition pertaining thereto. No Person other than such Rollover Investor (or Selling Investor as the case may be) has any right to direct or approve the voting or disposition of any such Shares, and the Sale will not conflict with the terms of any Contract to which such Rollover Investor or Selling Investor is party. The Sale shall be effected pursuant to a customary stock power reasonably acceptable to the Sponsors and the Selling Investors.  The Rollover Investors shall not be entitled to specific performance of this Section 2.4 against either Sponsor Investor unless such Sponsor Investor is a Funding Sponsor and the Merger will occur immediately following the Sale.

2.5  Limited Partnership Agreement.  Each Investor agrees to enter into, concurrently with the Closing, an amended limited partnership agreement of Parent and an amended limited liability company agreement of the general partner of Parent that will together govern the actions of Parent and the Investors from and after the Closing (respectively, the “Limited Partnership Agreement” and the “GP Agreement”) and will contain substantially the same terms contained in the Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) in the form attached hereto as Exhibit A and with such additional or modified terms as (i) are necessary to cause the terms of the LLC Agreement to be reflected in the Limited Partnership Agreement and GP Agreement or (ii) may be approved by the written consent of Investors whose vote would be sufficient to approve such additional or modified terms had the LLC Agreement been in effect at the time of such modification.

2.6  Commitments.

2.6.1  Each Investor and Parent hereby affirms and agrees that Parent, acting at the direction of the Funding Sponsors, shall be entitled to enforce the provisions of each Commitment Letter of each Rollover Investor.  Parent shall not attempt to enforce any Commitment Letter of a Rollover Investor until the closing conditions set forth in Sections 6.1 and 6.3 of the Merger Agreement have been satisfied or validly waived as permitted under Section 2.1 hereof.  Parent shall have no right (i) to specifically enforce any Commitment Letter of any Sponsor Investor or (ii) to specifically enforce, unless acting at the direction of one or both Funding Sponsors, any Commitment Letter of any Rollover Investor, and no Investor shall have any right to enforce any of the Commitment Letters other than the right as Funding Sponsors to direct Parent’s enforcement of the Commitment Letters of any Rollover Investor.

2.6.2  All securities issued by Parent at the Closing shall be equity securities and shall be issued to the Investors in accordance with the Limited Partnership Agreement and the Commitment Letters.  All securities issued by Marlin MidCo to the Investors at the Closing shall be debt securities and shall be issued to the Investors in accordance with the Commitment Letters.

2.6.3  Prior to the Closing, no Investor shall transfer, directly or indirectly, its rights or obligations under its Commitment Letters, other than (i) a transfer permitted as provided for in the applicable Commitment Letter, (ii) with respect to a Rollover Investor, a transfer to a transferee of common stock of the Company in a permitted transfer under the Support Agreement, provided such transferring Rollover Investor remains liable for such Rollover Investor’s obligations under its Commitment Letter, (iii) with respect to a Sponsor Investor, a transfer to one or more affiliated funds or affiliated entities with a common investment advisor or funds managed by affiliates of Macquarie Group Limited (with respect to MIP Waste Holdings, L.P.) and affiliates of Goldman, Sachs & Co. (with respect to GS Direct, L.L.C.), provided such Sponsor Investor remains liable for its obligations under its Commitment Letter or (iv) a transfer approved by the Requisite Investors, provided that in each case the transferee agrees to be bound by the provisions of this Agreement applicable to the transferor.

2.7  Merger Agreement Payments.

2.7.1  Parent shall, and the Sponsor Investors shall cause Parent to, arrange that any Company Termination Fee paid by the Company or any of its affiliates pursuant to the Merger Agreement shall be promptly paid as follows, provided that an Investor whose participation in the transactions contemplated by the Merger Agreement has been terminated pursuant to Section 2.2 hereof (each, a “Terminated Investor”) shall not share in any portion of the Company Termination Fee:

(a)
First, reimbursement to each Investor of all documented and reasonable expenses and fees of legal counsel, accountants, financial advisors and other consultants and advisors incurred by it in connection with the transactions contemplated by the Merger Agreement whether incurred before or after the execution of the Merger Agreement (the “Expenses”), provided that no Investor shall be reimbursed for Expenses for any budgeted item in excess of 125% of the amount shown on Exhibit C, subject to any amendments thereof as contemplated in Section 2.9.1;

(b)	Second, payment to each Investor of an amount equal to 122.5%[1] of such Investor’s Expenses;

(c)
Third, payment to Harry Habets and Steve Grissom of an aggregate amount equal to $650,000,[2] to be split between them in proportion to the maximum remuneration each would be entitled to based on its compensation arrangements with the Company on the date hereof; and

(d)
Fourth, distribution of the balance of the Company Termination Fee to the Investors pro rata, based on the Common Equity Commitments of each Investor as compared to the Common Equity Commitments of the other Investors.

2.7.2  Parent shall, and the Sponsor Investors shall cause Parent to, arrange that any Expenses paid by the Company or any of its affiliates pursuant to the Merger Agreement shall be promptly distributed to each Investor in an amount equal to the Expenses actually incurred by such Investor, provided that no Investor shall be reimbursed for Expenses for any budgeted item in excess of 125% of the amount shown on Exhibit C, subject to any amendments thereof as contemplated in Section 2.9.1; provided further that if the aggregate amount of Expenses incurred by the Investors (“Aggregate Expenses”) exceeds the amount of the Expense reimbursement received from the Company (the “Company Reimbursement Amount”), the amount distributed to each Investor shall equal the amount of Expenses actually incurred by such Investor multiplied by a fraction, the numerator of which is the Company Reimbursement Amount and the denominator of which is the Aggregate Expenses.

2.7.3  In the event a Parent Termination Fee is due and payable under the Merger Agreement, each Investor shall be required to pay Parent, no later than immediately prior to the time such fee is required to be paid by Parent to the Company in accordance with the Merger Agreement, by wire transfer of immediately available funds, the amount set forth next to such Investor’s name on Schedule A to the Limited Guarantee.  Notwithstanding the foregoing, in the event a Parent Termination Fee is due and payable under the Merger Agreement as a result of a breach described under Section 2.2.1 or 2.2.2 hereof by a Terminated Investor, the Terminated Investors shall be required to pay the full amount of the Parent Termination Fee (pro rata based on each Terminated Investor’s Common Equity Commitments) as described above.  In addition, in the event one or both Sponsor Investors determines that it does not intend to fund its Commitment upon the Closing because it has concluded, pursuant to Section 2.1, that one or more closing conditions set forth in Section 6.1 or 6.3 of the Merger Agreement have not been satisfied and the Funding Majority disagreed with such conclusion, as evidenced in writing to such Sponsor Investor(s) but it is later determined by a court of competent jurisdiction that such closing condition(s) had been satisfied at the time such Sponsor Investor(s) claimed such closing condition(s) had not been satisfied, such Sponsor Investor or Sponsor Investors, as applicable, shall be required, if a Parent Termination Fee is due and payable under the Merger Agreement, to pay the full amount of the Parent Termination Fee and pay all Expenses of the other Investors, in each case pro rata (based on the Common Equity Commitments of the Sponsor Investors), incurred before the Sponsor Investor provided written notice to the other Investors of its conclusion that one or more of the conditions set forth in Section 6.1 or 6.3 of the Merger Agreement had not been satisfied.

2.8  Notice of Closing.  Parent will use its reasonable best efforts to keep the Investors informed, on a current basis, of developments relating to the Merger, including the likely Closing Date.  If Parent receives any notice under the Merger Agreement, it shall notify each Investor at the address designated by such Investor in writing to Parent. The failure of Parent to perform its obligations under this Section 2.8 will not relieve an Investor of its obligations under this Agreement.

2.9  Expense Responsibility.

2.9.1  Attached hereto as Exhibit C is an estimate of the Expenses incurred by the Buying Group prior to the date hereof and an estimate of the Expenses anticipated to be incurred between the date hereof and the Closing.  Subject to Section 2.2 and Section 2.9.2, each Investor shall be responsible for and bear its pro rata portion (based on the Common Equity Commitments of each Investor as compared to the Common Equity Commitments of the other Investors) of all Expenses actually incurred in relation to the Expenses identified on Exhibit C, provided that the Expenses incurred in relation to any item on Exhibit C is no greater than 125% of the amount shown for such item.  If an Investor anticipates actual Expenses related to an item identified on Exhibit C will exceed the stated estimate by 25%, such Investor shall provide written notice to the other Investors seeking their approval to amend the amount and stating the proposed amended amount. If the Requisite Investors consent to such request, which consent shall not be unreasonably withheld, conditioned or delayed, Exhibit C shall be deemed amended and each Investor shall be responsible for its pro rata portion of such amended amount.

2.9.2  Notwithstanding anything to the contrary, (i) other than as contemplated in Section 2.2.2, no Rollover Investor shall be liable for or have any obligation with respect to any Expense incurred by either Sponsor Investor, and (ii) other than as contemplated in Section 2.2.1 or Section 2.7.3, no Sponsor Investor shall be liable for or have any obligation with respect to any Expense incurred by any Rollover Investor.  Further, subject to Section 2.2 and Section  2.7.3, collectively the Rollover Investors shall not be liable for, or have any obligation to Parent or the Sponsor Investors with respect to, any amount of  the Parent Termination Fee or Expenses of the Sponsor Investors in excess of $4 million in the aggregate.

2.9.3  Upon the Closing of the Merger, (i) Parent shall cause the Company to reimburse each Investor for all Expenses actually incurred prior to the date hereof through Closing by such Investor in accordance with Section 2.9.1, and (ii) in consideration of the financial risk assumed by the Sponsors and Lonnie C. Poole, Jr. in pursuing and supporting the Merger, Parent shall cause the Company to pay each Sponsor Investor and Lonnie C. Poole Jr. an additional amount equal to 50% of the amount payable to such Investor under clause (i) hereof.

2.10  Representations and Warranties; Covenants.  Each Investor hereby represents, warrants and covenants to the other Investors that:

(a)
none of the information supplied in writing by such Investor for inclusion or incorporation by reference in the Schedule 13E-3 and the Proxy Statement will cause a breach of the representation and warranty of Parent set forth in Section 4.3 of the Merger Agreement; and

(b)
it has not entered, and will not enter, into any agreement, arrangement or understanding with any other Investor, any other potential investor or acquiror or group of potential investors or acquirors or the Company with respect to the subject matter of this Agreement or the Merger Agreement, other than (i) the agreements contemplated or permitted by this Agreement, the Support Agreement or the Merger Agreement, (ii) any debt financing agreements and (iii) any agreements, arrangements or understandings with affiliates of such Investor.

3.  DEFINITIONS.  For purposes of this Agreement, the following terms shall have the following meanings:

3.1.1  “Commitments” shall mean the aggregate amount of cash committed to be invested in Parent or Marlin MidCo, as applicable, as set forth in each Investor’s Commitment Letter and the aggregate value (based on the Merger Consideration) of the common stock of the Company committed to be contributed to Parent as set forth in each Investor’s Commitment Letter, copies of all of which are attached as Exhibit B1 and B2 hereto.

3.1.2  “Common Equity Commitments” shall mean the Commitments of the Investors to invest in Parent in exchange for Class B Units of Parent in accordance with the terms of the applicable Commitment Letter.

3.1.3  “Requisite Investors” shall mean Investors holding at least 87% of the Common Equity Commitments as identified in the applicable Commitment Letters.

3.1.4  “Rollover Investors” means the Shareholder Parties as defined in the Support Agreement, and their respective successors and permitted assigns.

3.1.5  “Sponsor Investors” means MIP Waste Holdings, L.P. and GS Direct, L.L.C., and their respective successors and permitted assigns.

3.1.6  “Support Agreement” means the support agreement, dated as of October 22, 2007, as it may be amended from time to time by and among the Investors.

4.  MISCELLANEOUS.

4.1  Amendment.  This Agreement may be amended or modified and the provisions hereof may be waived, only by an agreement in writing signed by the Requisite Investors; provided that no provision of this Agreement may be amended or modified in a manner that disproportionately materially adversely affects an Investor without such Investor’s consent.

4.2  Severability.  In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.  The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

4.3  Remedies.  Neither Parent, Marlin MidCo nor any other party to this Agreement will have the right to recover lost profits or benefit of the bargain damages or any special, indirect, or consequential damages (other than recovery of Expenses or costs as set forth in Section 2.2 or the Parent Termination Fee pursuant to Section 2.7.3) from any other party to this Agreement.  Notwithstanding anything to the contrary in this Agreement, the parties agree that if the Merger Agreement is terminated, no Investor (or any of such Investor’s current or future stockholders, directors, officers or affiliates) who has paid the full amount of the Parent Termination Fee or otherwise satisfied all obligations to the Company and each of the other Investors’ Expenses, in each case as may be required by the terms of this Agreement, shall have any further liability hereunder to any other Investor, Parent, Marlin MidCo, Merger Sub or any Investor’s current or future stockholders, directors, officers or affiliates.

4.4  No Recourse.  Subject to the guarantee of the obligations of MIP Waste Holdings, L.P., by the signatories thereto, dated the date hereof and delivered in connection herewith, notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that Parent and certain of the Investors may be partnerships or limited liability companies, Parent and each Investor covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any former, current or future directors, officers, agents, affiliates, general or limited partners, members, managers or stockholders of Parent or any Investor or any former, current or future directors, officers, agents, affiliates, employees, general or limited partners, members, managers or stockholders of any of the foregoing, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, employee, general or limited partner or member or manager of Parent or any Investor or of any partner, member, manager or affiliate thereof, as such, for any obligation of Parent or any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

4.5  Governing Law; Arbitration.  This Agreement, and all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  Any dispute, claim or controversy arising out of or relating to this Agreement, including the determination of the scope or applicability of this agreement to arbitrate, shall be finally determined by arbitration in North Carolina before a single arbitrator (the “Sole Arbitrator”).  The arbitration shall be administered by the American Arbitration Association pursuant to its Commercial Arbitration Rules of the AAA (the “Rules”).  The selection of the Sole Arbitrator shall be made pursuant to the Rules.  Each party shall be entitled, in its discretion, to the deposition of at least three fact witnesses and any expert witness designated to testify at the hearing, and the parties may seek additional depositions or other discovery.  No deposition shall exceed two days unless the Sole Arbitrator permits otherwise for good cause.  Judgment on any award may be entered in any court having jurisdiction, and shall include injunctive or other equitable relief to the extent awarded by the Sole Arbitrator.  If the Sole Arbitrator determines that a frivolous claim or defense was asserted by a party, the Sole Arbitrator shall, in the award, direct that such party pay the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the other party, that are attributable to the disposition of such frivolous claim or defense .

4.6  Exercise of Rights and Remedies.  No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

4.7  Other Agreements; Assignment.  This Agreement, together with the agreements referenced herein, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the parties or any of their affiliates with respect to the subject matter contained herein except for such other agreements as are referenced herein which shall continue in full force and effect in accordance with their terms.  Other than as provided herein, this Agreement shall not be assigned without the prior written consent of the parties hereto.

4.8  Tax-Free Rollover.  Parent, each Rollover Investor and each Sponsor Investor will cooperate to structure the contribution of the common stock of the Company to Parent pursuant to the Commitment Letter executed by each Rollover Investor as a tax-free exchange to the extent permitted by law; provided, however, that under no circumstances shall any party be required to take any action or agree to any amendment, waiver or modification of the Merger Agreement or any related agreement (including this Agreement) pursuant to this Section 4.8 if such action or amendment, waiver or modification would be materially adverse to such party (provided that the incurrence of immaterial costs or expenses shall not be deemed to be adverse for purposes of this sentence).  In addition, none of the Parent or any Sponsor Investor may take any action to amend, modify or waive any provision of the Merger Agreement or any related agreement (including this Agreement) if such amendment, waiver or modification would result in a material adverse change in the ability of any Rollover Investor to contribute common stock of the Company to Parent pursuant to such Rollover Investor’s Commitment Letter as a tax-free exchange.

4.9  Non-Circumvention.  Each party hereto agrees that it shall not indirectly accomplish that which it is not permitted to accomplish directly under this Agreement.

4.10  General.  Nothing in this Agreement shall be deemed to constitute a partnership between any of the parties, nor constitute any part the agent of any other party for any purpose.  This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Notwithstanding anything in this Agreement to the contrary, in no event shall the obligations of any party set forth in this Agreement convey to any other party or any other person voting power in the election of directors of the Company, sole or shared ownership of any shares of common stock of the Company, or sole or shared power to vote any shares of common stock of the Company or to direct the exercise of voting power of any such shares.

[SIGNATURE PAGES FOLLOW]

1        122.5% where the actual break fee paid is 3.5%, 110% where the actual break fee paid is 3%, 100% where the actual break fee paid is 2%, and 0% where the actual break fee paid is under 2%. In the event the actual break fee paid falls between two of the numbers above then the percentage mark up shall be applied on a straight line basis between the higher and lower percentage break fee amounts.

2        $650,000 where the actual break fee paid is 3.5%, $600,000 where the actual break fee paid is 3%, $500,000 where the actual break fee paid is 2%, and $0.00 where the actual break fee paid is under 2%.  In the event the actual break fee paid falls between two of the numbers above then the payment shall be applied on a straight line basis between the higher and lower percentage break fee amounts.

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

MARLIN HOLDCO LP, by its General partner, Marlin HoldCo GP, LLC

By:	/s/ Jim W. Perry
Name: Jim W. Perry
Title: Vice President

MARLIN MERGECO INC.

By:	/s/ Jim W. Perry
Name: Jim W. Perry
Title: Vice President

MIP WASTE HOLDINGS, L.P., by its General Partner, MIP Waste GP LLC

By:	/s/ Christopher Leslie
Name: Christopher Leslie
Title: President

By:	/s/ Mark Wong
Name: Mark Wong
Title: Treasurer

GS DIRECT, LLC

By:	/s/ Gerald J. Cardinale
Name: Gerald J. Cardinale
Title: Managing Director

/s/ Lonnie C. Poole, Jr.
Lonnie C. Poole, Jr.

/s/ Jim W. Perry
Jim W. Perry

/s/ Lonnie C. Poole, III
Lonnie C. Poole, III

/s/ Scott J. Poole
Scott J. Poole

LONNIE C. POOLE, III IRREVOCABLE TRUST (TAILWALKER TRUST)

By:	/s/ Scott J. Poole
Name: Scott J. Poole
Title: Trustee

LONNIE C. POOLE, III IRREVOCABLE TRUST (TAILWALKER NON-GST TRUST)

By:	/s/ Scott J. Poole
Name: Scott J. Poole
Title: Trustee

LONNIE C. POOLE, JR GRANTOR TRUST DATED MAY 1, 1995

By:	/s/ Lonnie C. Poole, III
Name: Lonnie C. Poole, III
Title: Trustee

By:	/s/ Scott J. Poole
Name: Scott J. Poole
Title: Trustee

PERRY 2007 IRREVOCABLE TRUST U/A/D DECEMBER 13, 2007

By:	/s/ Rebecca Elliott Perry
Name: Rebecca Elliott Perry
Title: Trustee

DAMAS II CHARITABLE REMAINDER UNITRUST U/A/D 12/13/07

By:	/s/ Robert Hall
Name: Robert Hall
Title: Trustee